                                                                      Exhibit 2

===============================================================================

                            ASSET PURCHASE AGREEMENT

                                     AMONG

                             CHECKFREE CORPORATION

                        SERVANTIS SYSTEMS HOLDINGS, INC.

                            SERVANTIS SYSTEMS, INC.

                                   LBSS, INC.

                                      AND

                      LONDON BRIDGE SOFTWARE HOLDINGS PLC

===============================================================================

                            Dated as of July 1, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I
                                  DEFINITIONS
SECTION 1.01   Accounts Receivable...........................................1
SECTION 1.02   Asset.........................................................1
SECTION 1.03   Cash Asset ...................................................2
SECTION 1.04   Consent.......................................................2
SECTION 1.05   Contract......................................................2
SECTION 1.06   Contract Right................................................2
SECTION 1.07   Employee Benefit Plan ........................................2
SECTION 1.08   Encumbrance...................................................2
SECTION 1.09   GAAP..........................................................2
SECTION 1.10   Insurance Policy..............................................2
SECTION 1.11   Intangible....................................................3
SECTION 1.12   Judgment......................................................3
SECTION 1.13   Knowledge.....................................................3
SECTION 1.14   Law...........................................................3
SECTION 1.15   Material Adverse Effect.......................................3
SECTION 1.16   Obligation....................................................3
SECTION 1.17   Permit........................................................3
SECTION 1.18   Person........................................................3
SECTION 1.19   Physical Plant Contract.......................................3
SECTION 1.20   Proceeding....................................................4
SECTION 1.21   Real Property.................................................4
SECTION 1.22   Software......................................................4
SECTION 1.23   Tangible Property.............................................4
SECTION 1.24   Tax...........................................................4


                                   ARTICLE II
                               PURCHASE AND SALE

SECTION 2.01   Sale and Purchase of Specified Asset......................... 4
SECTION 2.02   Seller's Employees........................................... 6
SECTION 2.03   Closing...................................................... 7
SECTION 2.04   Guarantee.................................................... 7
SECTION 2.05   Assignment of Specified Contracts.............................7

                                  ARTICLE III
                                 PURCHASE PRICE

SECTION 3.01   Purchase Price and Allocation.................................7
SECTION 3.02   Working Capital Adjustment....................................8
SECTION 3.03   Supplemental Payment..........................................9
SECTION 3.04   Currency and Method of Payment...............................10


                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

SECTION 4.01   Representations and Warranties of Seller.....................10
SECTION 4.02   Representations and Warranties of Servantis..................17
SECTION 4.03   Representations and Warranties of Parent.....................18
SECTION 4.04   Representations and Warranties of LBSH.......................20
SECTION 4.05   Representations and Warranties of Buyer......................23


                                   ARTICLE V
                                   COVENANTS

SECTION 5.01   Conduct of the RMS Division Business.........................24
SECTION 5.02   Issue of LBSH Shares.........................................25
SECTION 5.03   Access to Information........................................26
SECTION 5.04   Further Assurances...........................................28
SECTION 5.05   Acquisition Proposals........................................28
SECTION 5.06   Notification of Certain Matters..............................28
SECTION 5.07   Indemnity....................................................28
SECTION 5.08   Stockholder Agreement........................................29
SECTION 5.09   Best Efforts.................................................29
SECTION 5.10   Comfort Letter...............................................29


                                   ARTICLE VI
                         CONDITIONS TO THE ACQUISITION

SECTION 6.01   Conditions to Each Party's Obligation to
               Effect the Acquisition.......................................29
SECTION 6.02   Conditions to the Obligation of LBSH and Buyer to Effect the
               Acquisition..................................................30
SECTION 6.03   Conditions to the Obligation of the Selling Companies
               to Effect the Acquisition....................................32

                                  ARTICLE VII
                          TERMINATION AND ABANDONMENT

SECTION 7.01   Termination and Abandonment..................................33
SECTION 7.02   Effect of Termination........................................34
SECTION 7.03   Termination Fee to Parent....................................35
SECTION 7.04   Termination Fee to Buyer.....................................35

                                  ARTICLE VIII
                                INDEMNIFICATION

SECTION 8.01   Indemnification by Buyer and LBSH............................36
SECTION 8.02   Indemnification by the Selling Companies.....................36
SECTION 8.03   Claims.......................................................36
SECTION 8.04   Notice and Defense of Third-Party Claims.....................37
SECTION 8.05   Settlement or Compromise.....................................37
SECTION 8.06   Limitations on Indemnification...............................38


                                   ARTICLE IX
              NONCOMPETITION AGREEMENT; NONSOLICITATION AGREEMENT

SECTION 9.01   Noncompetition Agreement.....................................38
SECTION 9.02   Exception....................................................38
SECTION 9.03   No Objection or Defense......................................39
SECTION 9.04   Enforcement of Noncompetition Agreement......................39
SECTION 9.05   Early Termination of Noncompetition Agreement................39
SECTION 9.06   Effect on Acquiror...........................................39
SECTION 9.07   Nonsolicitation Agreement....................................39


                                   ARTICLE X
                                 MISCELLANEOUS

SECTION 10.01  No Survival of Representations and Warranties................40
SECTION 10.02  Interpretation of Representations and Warranties.............40
SECTION 10.03  Expenses, Etc................................................40
SECTION 10.04  Publicity; Confidentiality...................................40
SECTION 10.05  Execution in Counterparts....................................40
SECTION 10.06  Notices......................................................41
SECTION 10.07  Waivers......................................................42
SECTION 10.08  Amendments, Supplements, Etc.................................42
SECTION 10.09  Entire Agreement.............................................42
SECTION 10.10  Applicable Law...............................................53
SECTION 10.11  Jurisdiction.................................................43

SECTION 10.12  Binding Effect; Benefits.....................................43
SECTION 10.13  Assignability................................................43
SECTION 10.14  Severability.................................................43
SECTION 10.15  Variation and Amendment......................................43

                        INDEX TO SCHEDULES AND EXHIBITS

Schedule           Description
--------           -----------
   1.13            Responsible Managers of the RMS Division Business
   2.01(b)         Specified Liabilities
   2.02            Employees of the RMS Division Business
   3.01            Allocation of Purchase Price
   3.02            Working Capital Adjustment Guidelines
   4.01(c)         Certain Conflicts
   4.01(d)         Consents
   4.01(f)         Unaudited Financial Statements
   4.01(g)         Certain Changes or Events
   4.01(h)         Litigation
   4.01(j)         Obligations
   4.01(i)         Specified Assets
   4.01(i)(1)      Accounts Receivable
   4.01(l)         Tangible Property
   4.01(m)         Real Property
   4.01(n)         Software and Intangibles
   4.01(o)         Specified Contracts
   4.01(q)         Taxes
   4.01(r)         Permits
   4.01(s)         Employee Benefit Plans
   4.01(t)         Insurance
   4.01(u)         Brokers
   4.02(c)         Brokers
   4.02(d)         Certain Conflicts
   4.02(e)         Consents
   4.03(c)         Brokers
   4.03(d)         Certain Conflicts
   4.03(e)         Consents
   4.04(b)         Authority
   4.04(c)         Certain Conflicts
   4.04(d)         Consents
   4.04(e)         Brokers
   4.04(f)         Subsidiaries
   4.04(g)         Capitalization
   4.04(k)         Pending Transactions
   4.04(l)         Audited Financial Statements
   4.04(n)         Litigation

Exhibits                           Description
--------                           -----------
Exhibit A                  Shareholder Agreement
Exhibit B                  Comfort Letter of Henderson Crosthwaite
Exhibit C                  Opinion of Porter, Wright, Morris & Arthur
Exhibit D                  Opinion of Parker, Poe, Adams & Bernstein
Exhibit E                  Opinion of Travers Smith Braithwaite

                                     -vii-

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is dated as of July 1, 1997 (the "Effective Date"), among CheckFree Corporation, a Delaware corporation ("Parent"), Servantis Systems Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Servantis"), Servantis Systems, Inc., a Georgia corporation and a wholly owned subsidiary of Servantis ("Seller"), (Parent, Servantis, and Seller shall sometimes be collectively referred to as the "Selling Companies"), London Bridge Software Holdings plc, an English corporation ("LBSH"), and LBSS, Inc., a Delaware corporation and a wholly owned subsidiary of LBSH ("Buyer").

                                    RECITALS

         A. Seller is in the business of developing and marketing a Recovery Management System which automates the processes required to legally recover debts (the "RMS Division Business").

         B. The respective Boards of Directors of Parent, Servantis, Seller, LBSH, and Buyer, have approved the sale and acquisition of the RMS Division Business.

         C. The parties desire that Seller sell and Buyer buy all of the business and assets of the RMS Division Business on the terms and conditions set forth in this Agreement (the "Acquisition").

                                   AGREEMENT

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Acquisition and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         Certain defined terms used in this Agreement in connection exclusively with the RMS Division Business and not specifically defined in context are defined in this Article I, as follows:

         SECTION 1.01. "Accounts Receivable" means (a) any right to payment for goods sold, leased or licensed or for services rendered, whether or not it has been earned by performance, whether billed or unbilled, and whether or not it is evidenced by any Contract; (b) any note receivable; or (c) any other receivable or right to payment of any nature.

         SECTION 1.02. "Asset" means any real, personal, mixed, tangible or intangible property of any nature, including, but not limited to, Cash Assets, prepayments, deposits, escrows, Accounts

Receivable, Tangible Property, Real Property, Software, Contract Rights, Intangibles, and goodwill, and claims, causes of action and other legal rights and remedies.

         SECTION 1.03. "Cash Asset" means any cash on hand, cash in bank or other accounts, marketable securities, and other cash-equivalent liquid assets of any nature.

         SECTION 1.04. "Consent" means any consent, approval, order or authorization of, or any declaration, filing or registration with, or any application or report to, or any waiver by, or any other action (whether similar or dissimilar to any of the foregoing) of, by or with, any Person, which is necessary in order to take a specified action or actions in a specified manner and/or to achieve a specified result.

         SECTION 1.05. "Contract" means any written or oral contract, agreement, instrument, order, arrangement, commitment or understanding of any nature, including, but not limited to, sales orders, purchase orders, leases, subleases, data processing agreements, maintenance agreements, license agreements, sublicense agreements, loan agreements, promissory notes, security agreements, pledge agreements, deeds, mortgages, guaranties, indemnities, warranties, employment agreements, consulting agreements, sales representative agreements, joint venture agreements, buy-sell agreements, options or warrants.

         SECTION 1.06. "Contract Right" means any right, power or remedy of any nature under any Contract including, but not limited to, rights to receive property (including Cash Assets) or services or otherwise derive benefits from the payment, satisfaction or performance of another party's Obligations, rights to demand that another party accept property or services or take any other actions, and rights to pursue or exercise remedies or options.

         SECTION 1.07. "Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, deferred compensation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature; but not including employment Contracts with individual employees.

         SECTION 1.08. "Encumbrance" means any lien, security interest, pledge, mortgage, charge, restriction, prior assignment, or other encumbrance, claim, burden or charge of any nature.

         SECTION 1.09. "GAAP" means generally accepted accounting principles under United States accounting rules and regulations, consistently applied.

         SECTION 1.10. "Insurance Policy" means any public liability, product liability, general liability, comprehensive, property damage, vehicle, life, hospital, medical, dental, disability, worker's compensation, key man, fidelity bond, theft, forgery, errors and omissions, directors' and officers' liability, or other insurance policy of any nature.

         SECTION 1.11. "Intangible" means any name, corporate name, fictitious name, trademark, trademark application, service mark, service mark application, trade name, brand name, product name, slogan, trade secret, know-how, patent, patent application, copyright, copyright application, design, logo, formula, invention, product right or other intangible asset of any nature, whether in use, under development or design, or inactive.

         SECTION 1.12. "Judgment" means any order, writ, injunction, citation, award, decree or other judgment of any nature of any foreign, federal, state or local court, governmental body, administrative agency, regulatory authority or arbitration tribunal.

         SECTION 1.13. "Knowledge" with reference to the phrases "to Seller's Knowledge" or "to the best of Seller's Knowledge" or similar phrases means that none of the executive officers or directors of the Selling Companies or the responsible managers of the RMS Division Business as listed on Schedule 1.13 have any actual knowledge, after reasonable due inquiry, that the statement made is incorrect or misleading. For this purpose, "actual knowledge after reasonable due inquiry" means all information that any of the executive officers or directors of the Selling Companies or responsible managers of the RMS Division Business reasonably should have known in the course of operating and managing the business and affairs of the RMS Division Business.

         SECTION 1.14. "Law" means any provision of any foreign, federal, state or local law, statute, ordinance, charter, constitution, treaty, rule or regulation.

         SECTION 1.15. "Material Adverse Effect" means any adverse effect on
(a) the financial condition, financial performance or business prospects of the RMS Division Business, or (b) any of the Specified Assets (as defined in
Section 2.01(a) below) or Specified Liabilities (as defined in Section 2.01(b) below) of the RMS Division Business, or (c) any of the Assets of third parties which are used in the RMS Division Business and are not readily replaceable; which adverse effect is or will be material, under either GAAP or applicable legal principles, to the RMS Division Business or the Specified Assets.

         SECTION 1.16. "Obligation" means any debt, liability or obligation of any nature, whether secured, unsecured, recourse, nonrecourse, liquidated, unliquidated, accrued, absolute, fixed, contingent, ascertained, unascertained, known, unknown or otherwise.

         SECTION 1.17. "Permit" means any license, permit, approval, waiver, order, authorization, right or privilege of any nature, granted, issued, approved or allowed by any foreign, federal, state or local governmental body, administrative agency or regulatory authority.

         SECTION 1.18. "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, cooperative, trust, estate, governmental body, administrative agency, regulatory authority or other entity of any nature.

         SECTION 1.19. "Physical Plant Contract" means any Contract related to or associated with the operation and/or maintenance of the physical facilities and equipment used in the RMS Division Business and services provided thereto including, but not limited to, real property and equipment leases, sanitation services, alarm and security services, housekeeping and maintenance services, copier and fax machine maintenance and services, and telephone, electric, natural gas, water, sewage, and other utility services; provided, however, that such Contract is not otherwise assigned to Buyer pursuant to Section 2.01(a) below.

         SECTION 1.20. "Proceeding" means any dispute, demand, claim, suit, action, litigation, investigation, arbitration, administrative hearing or other proceeding of any nature.

         SECTION 1.21. "Real Property" means any real estate, land, building, structure or other real property of any nature, all shares of stock or other ownership interests in cooperative or condominium associations or other forms of ownership interest through which interests in real estate may be held, and all appurtenant and ancillary rights thereto, including, but not limited to, easements, covenants, water rights, sewer rights, and utility rights.

         SECTION 1.22. "Software" means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation therefor, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

         SECTION 1.23. "Tangible Property" means any furniture, fixtures, leasehold improvements, vehicles, office equipment, computer equipment, other equipment, machinery, tools, forms, supplies or other tangible personal property of any nature.

         SECTION 1.24. "Tax" means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, payroll, withholding, unemployment compensation, social security or other tax of any nature; (b) any foreign, federal, state or local organization fee, qualification fee, annual report fee, filing fee, occupation fee, assessment, sewer rent or other fee or charge of any nature; or (c) any deficiency, interest or penalty imposed with respect to any of the foregoing.

                                   ARTICLE II

                               PURCHASE AND SALE

         SECTION 2.01 Sale and Purchase of Specified Assets. On the Closing Date, and subject to the other terms and conditions of this Agreement, the Selling Companies shall sell, transfer, assign and convey to Buyer, and Buyer shall purchase, all right, title, and interest in and to all of the Specified Assets, and the Selling Companies shall assign to Buyer, and Buyer shall assume, the Specified Liabilities.

              (a) Specified Assets of the Selling Companies. The "Specified Assets" means all Assets used in or for the RMS Division Business as of the Closing Date, wherever located and whether or not reflected on the Selling Companies' books and records, including, but not limited to, the following Assets, and excluding the Assets specifically excepted below:

                   (1) All of the Selling Companies' Accounts Receivable and other current assets arising in connection with or relating to the RMS Division Business and listed on Schedule 4.01(i), excluding Cash Assets.

                   (2) All of the Selling Companies' Tangible Property, Software, and Intangibles used in or for the RMS Division Business and listed on Schedule 4.01(i), but excluding the mainframe data processing equipment, non-product applications software licensed to the Selling Companies as more fully described on Schedule 4.01(i), the related operating systems software used to supply data processing services to the Selling Companies' businesses in addition to the RMS Division Business, the CheckFree or Servantis names or marks, and any Assets not used exclusively in the RMS Division Business as more fully described on Schedule 4.01(l).

                   (3) All of the Selling Companies' Contract Rights under the Specified Contracts, but excluding Contract Rights under (i) this Agreement and any other Contracts entered into by the Selling Companies with LBSH or Buyer in connection with the transactions contemplated by this Agreement; (ii) Contracts that constitute or evidence Employee Benefit Plans of Seller; and (iii) all Contract Rights under any Specified Contracts requiring a material Consent that is not obtained on or before the Closing Date ("Non-Assigned Contracts"), provided that the Specified Assets shall include the rights of the Selling Companies with respect to all noncompetition, nondisclosure, and other restrictive covenants made for the benefit of the Selling Companies or their affiliates (or any of their respective predecessors) in any such Contract; and subject always to Section 2.05 below and provided that, once such material Consent is obtained, the Contract Rights under such Specified Contract shall be deemed, automatically and without further action by the parties, to be included in the Specified Assets as of the date such material Consent is delivered to Buyer.

                   (4) All of the Selling Companies' Contract Rights under any noncompetition, nondisclosure or other restrictive covenant made for the benefit of the Selling Companies or their affiliates (or any of their respective predecessors) in any Contract with current or former employees of the RMS Division Business, regardless of whether any such current employee accepts Buyer's offer pursuant to Section 2.02 below.

                   (5) All transferable rights under all Permits granted or issued to the Selling Companies or otherwise held by the Selling Companies relating to or for the benefit of the RMS Division Business.

                   (6) All of the Selling Companies' rights with respect to advertisements used specifically in the RMS Division Business, and all of the Selling Companies' goodwill relating to or arising in connection with the RMS Division Business.

                   (7) All of the Selling Companies' customer lists, supplier lists, data bases, computer media, sales and marketing materials, invoices, correspondence, files, books and records relating to or arising in connection with the RMS Division Business, but excluding (i) the Selling Companies' corporate minute books and stock books; and (ii) the Selling Companies' files, books and records relating exclusively to the Selling Companies' Assets not included in the Specified Assets or to the Selling Companies' liabilities not included in the Specified Liabilities.

                   (8) All of Seller's rights to insurance proceeds (and those proceeds actually received), if any, in connection with (a) any casualty to the Specified Assets occurring between the Effective Date of the Agreement and the Closing Date, (b) any business interruption of the RMS Division Business after the Closing Date, and (c) any insurance claim in respect of liabilities or obligations of the RMS Division Business which claim arises after the Closing Date but relates to a prior period.

                   (9) All of the Selling Companies' claims, causes of action and other legal rights and remedies, whether or not known as of the Closing Date, relating to such the Selling Companies' ownership of the Specified Assets and/or the operation of the RMS Division Business, but excluding causes of action and other legal rights and remedies of the Selling Companies (i) against LBSH or Buyer with respect to the transactions contemplated by this Agreement; or (ii) relating exclusively to the Selling Companies' Assets not included in the Specified Assets or to the Selling Companies' liabilities not included in the Specified Liabilities.

              (b) Specified Liabilities of the Selling Companies. The "Specified Liabilities" means the following specifically described liabilities of the Selling Companies as of the Closing Date incurred or arising in connection with the RMS Division Business:

                   (1) All liabilities of the Selling Companies incurred or arising in connection with the RMS Division Business and listed on Schedule 2.01(b), including, but not limited to, prepaid maintenance obligations.

                   (2) All liabilities of the Selling Companies under those Specified Contracts to which Seller is a party.

                   (3) All liabilities of the Selling Companies under Contracts relating to the RMS Division Business entered into between the date of this Agreement and the Closing Date pursuant to Section 5.01 below.

         SECTION 2.02 Seller's Employees.

              (a) Subject to the condition that the Closing hereunder occurs, Buyer shall offer to employ, as of the Closing Date, the employees of Seller engaged in the RMS Division Business listed on Schedule 2.02. Such employment will be on an "at will" basis for cash compensation and employee benefits comparable to those benefits (including, but not limited to, participation and vesting in Buyer's 401(k) Plan and eligibility for vacation under Buyer's vacation plan) enjoyed by Buyer's existing employees of equivalent status, based on the date each such employee, respectively, was first employed by the RMS Division Business or its predecessors. Seller shall cooperate with Buyer's efforts to employ and retain any such employees. At Closing, Seller shall provide to Buyer copies of the personnel records of Seller's employees engaged in the RMS Division Business. For a period of one (1) year after the Closing Date, Buyer agrees to abide by the Selling Companies' severance policy for any employees of the RMS Division Business who are terminated during such one-year period. No third party is intended to, nor shall, acquire or enjoy any rights against Buyer by reason of this Section 2.02

              (b) At Closing, Buyer agrees to reimburse Seller for the loans to employees listed on Schedule 2.02 and to assume such employee loans.

         SECTION 2.03 Closing. The closing (the "Closing") shall be scheduled to occur at the executive offices of CheckFree Corporation, Atlanta, Georgia at 10:00 a.m. local time, on a date as soon as practicable (but in any event not later than August 30, 1997, unless otherwise agreed) after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Acquisition set forth herein. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the date of closing (the "Closing Date").

         SECTION 2.04 Guarantee. Simultaneously with the execution of this Agreement, Buyer has delivered to the Selling Companies the guarantee of LBSH in a form acceptable to the Selling Companies (the "Guarantee").

         SECTION 2.05 Assignment of Specified Contracts. Following the execution of this Agreement, the parties hereto shall use their best efforts to obtain any material Consent required with respect any of the Specified Contracts. With respect to those Specified Contracts where material Consent is required and where such Consent is not obtained on or before the Closing Date, the parties hereto will continue to use their best efforts to obtain such Consent following the Closing Date and, until such Consent is obtained, the Selling Companies shall hold the benefit of such Specified Contract in trust for Buyer and will undertake all reasonable requests and instructions of Buyer with respect to such Specified Contract, while Buyer shall perform all relevant provisions of the Specified Contract remaining to be performed as of the Closing Date as agent for the Selling Companies.

                                  ARTICLE III

                                 PURCHASE PRICE

         SECTION 3.01 Purchase Price and Allocation. The total purchase price for the Specified Assets ("Purchase Price") shall consist of: (a) a cash payment (the "Closing Payment") in the amount of Thirty-Three Million Four Hundred Fifty Thousand Dollars ($33,450,000) payable at Closing by LBSH to Seller; (b) a payment (the "Supplemental Payment") in the amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) payable in accordance with
Section 3.03 below; and (c) the assumption of the Specified Liabilities by Buyer in accordance with Section 2.01(b) above. The Purchase Price shall be paid to Seller, and allocated among the Specified Assets, the Specified Liabilities, and the noncompetition covenants set forth in Article IX, in the amounts set forth on Schedule 3.01.

         SECTION 3.02 Working Capital Adjustment. The parties agree to the following working capital adjustment (the "Working Capital Adjustment"):

              (a) If the amount of the Minimum Working Capital (as that term is defined below) is greater than the amount of the Actual Working Capital (as that term is defined below), then Seller shall pay to Buyer in cash the difference between the Minimum Working Capital and Actual Working Capital. If, however, the amount of the Actual Working Capital is greater than the amount of the Minimum Working Capital, the Buyer shall pay to Seller in cash the difference between the Actual Working Capital and the Minimum Working Capital.

              (b) The "Actual Working Capital" shall equal the difference between the RMS Current Assets (as that term is defined below) and the RMS Current Liabilities (as that term is defined below). The "Minimum Working Capital" shall equal $894,782.

              (c) The "RMS Current Assets" shall mean all the Assets on the Closing Date of RMS Division Business that are realizable in less than one (1) year, excluding Cash Assets. The RMS Current Assets will be determined in accordance with Schedule 3.02 and with Parent's historical accounting practices, which comply with GAAP. The RMS Current Assets include the trade and unbilled accounts receivable (less allowance for doubtful accounts) and the employee receivables of the RMS Division Business less Cash Assets. The "RMS Current Liabilities" shall mean all the liabilities on the Closing Date of RMS Division Business that are due in less than one (1) year. The RMS Current Liabilities will be determined in accordance with Schedule 3.02 and with Parent's historical accounting practices, which comply with GAAP. The RMS Current Liabilities include deferred revenue (which shall include prepaid maintenance even if scheduled to be performed more than one year in the future), trade accounts payable, accrued commissions and bonuses, accrued royalties, and other accrued liabilities required in the operation of the RMS Division Business. Whether or not consistent with the foregoing, the amount of accounts receivable attributable to the sale of the software license to Ford Motor Company, not to exceed $677,709, shall be deemed to be part of the RMS Current Assets and Parent guarantees the payment of such accounts receivable on the due date therefor.

              (d) Payment on the Working Capital Adjustment shall be made on three (3) business days after delivery of the final Statement of Adjustments by the Arbiter to Buyer and Seller or its deemed acceptance under Section 3.02(c) below.

              (e) Buyer shall (a) prepare a statement ("Statement of Adjustments") showing a clear and detailed calculation of the RMS Current Assets and the RMS Current Liabilities described in this Section 3.02; and (b) deliver the Statement of Adjustments to Seller within thirty (30) days after the Closing Date. Seller shall notify Buyer, in reasonable detail, of any objections to the Statement of Adjustments within thirty (30) days after Seller receives the Statement of Adjustments. If Seller does not notify Buyer of any such objections by the end of that thirty-day period, then the Statement of Adjustments, as prepared by Buyer, shall be considered final on the last day of that thirty-day period. If Seller does notify Buyer of any such objections by the end of that thirty-day period, and Buyer and Seller are unable to resolve their differences within seven (7) days thereafter, then the disputed items on the Statement of Adjustments shall be submitted to Coopers & Lybrand

LLP, Atlanta, Georgia (the "Arbiter"), for resolution, with the costs thereof paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and the arbiter shall be instructed to deliver a final Statement of Adjustments to Seller and Buyer as soon as possible.

         SECTION 3.03 Supplemental Payment.

              (a) The parties expressly acknowledge that the Supplemental Payment will be based on the worldwide license sales generated by LBSH and Buyer with the RMS Division Business products (the "New Entity") excluding income arising from development work, installation, consulting, training, maintenance or support, and net of applicable discounts, rebates, returns, and bad debts. Buyer shall use its reasonable best efforts to recognize license sales for the New Entity during the Supplemental Payment Period (the period from the Closing Date to the first anniversary of the Closing Date being the "Supplemental Payment Period").

              (b) The Supplemental Payment shall be paid in cash or in ordinary shares in the capital of LBSH (the "LBSH Shares") by Buyer, in its sole discretion, to Seller as follows:

                   (1) Seller shall be entitled to such percentage of the Supplemental Payment equal to the amount of the New Entity's license sales during the Supplemental Payment Period in excess of $3,500,000 divided by $546,000;

                   (2) Notwithstanding the foregoing, Seller shall not be entitled to more than 100% of the Supplemental Payment upon the New Entity achieving license sales equal to or greater than $4,046,000.

              (c) If Buyer elects to pay the Supplemental Payment in LBSH Shares, the number of LBSH Shares to be issued to Seller shall be determined by dividing the amount due on June 30, 1998 (the "Supplemental Payment Date") by the lower of (i) the closing middle market price per share of the LBSH Shares on the London Stock Exchange on the last trading day before the Supplement Payment Date, and (ii) the average per share closing middle market price per share of the LBSH Shares on the London Stock Exchange for the ten consecutive trading days ending on the last trading day before the Supplemental Payment Date.

              (d) If Buyer elects to pay the Supplemental Payment in LBSH Shares, Seller shall, at Buyer's written request, assign to LBSH Buyer's obligation to pay the Supplemental Payment, in consideration for the issue to Seller of the LBSH Shares referred to in Section 3.03(c) above.

              (e) Buyer shall (a) prepare a statement ("Statement of Supplemental Payment") showing a clear and detailed calculation of the license sales recognized during the Supplemental Payment Period; and (b) deliver the Statement of Supplemental Payment as soon as practicable after the Supplemental Payment Date but in any event within thirty (30) days thereafter. Seller shall notify Buyer, in reasonable detail, of any objections to the Statement of Supplemental Payment within thirty (30) days after Seller receives the Statement of Supplemental Payment. If Seller does not notify Buyer of any such objections by the end of that thirty-day period, then the Statement of

Supplemental Payment, as prepared by Buyer, shall be considered final on the last day of that thirty-day period. If Seller does notify Buyer of any such objections by the end of that thirty-day period, and Seller and Buyer are unable to resolve their differences within seven (7) days thereafter, then the disputed items on the Statement of Supplemental Payment shall be submitted to the Arbiter for resolution, with the costs thereof paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer, and the Arbiter shall be instructed to deliver a final Statement of Supplemental Payment to Seller and Buyer as soon as possible.

              (f) In the event of dispute pursuant to Section 3.03(e) above, Buyer shall pay to Seller the Supplemental Payment within three (3) business days after the delivery of the final Statement of Supplemental Payment by the Arbiter to Buyer and Seller or its deemed acceptance under Section 3.03(e) above.

         SECTION 3.04 Currency and Method of Payment. All dollar amounts stated in this Agreement are stated in United States currency, and all cash payments required under this Agreement shall be paid in United States currency. All cash payments required under this Agreement shall be made by wire transfer of immediately available United States federal funds.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         SECTION 4.01 Representations and Warranties of Seller. Seller represents and warrants to LBSH and Buyer as follows:

              (a) Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Seller is qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

              (b) Authority Relative to Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by Seller's Board of Directors and no other corporate approvals or proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect, if any, of (1) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(2) rules of law governing specific performance, injunctive relief, and other equitable remedies, and (3) the limitations imposed by public policy on the enforceability of provisions requiring indemnification in connection with the offering, issuance, or sale of securities.

              (c) Non-Contravention. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (1) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Seller or (2) except as set forth on
Schedule 4.01(c) hereof, result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any material mortgage, indenture, lease, agreement or other instrument applicable to the RMS Division Business, or (3) result in the creation or imposition of any Encumbrances in favor of any third person or entity upon any of the Specified Assets of the RMS Division Business, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Material Adverse Effect.

              (d) Consents. Except as set forth on Schedule 4.01(d), no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for (1) compliance by Seller with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (2) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Material Adverse Effect or materially adversely affect the ability of Seller to consummate the transactions contemplated hereby.

              (e) Financial and Corporate Records. With respect to the RMS Division Business, Parent's books and records are and have been properly prepared and maintained in form and substance adequate for preparing pro forma financial statements, and fairly and accurately reflect all Specified Assets and Obligations and all Contracts and transactions to which any of Selling Companies is or was a party or by which any of Selling Companies or any of their business or Specified Assets is or were affected. The copies of Seller's corporate minute books that have been made available to Buyer contain accurate minutes of all meetings of Seller's directors and stockholders, and accurate written statements of all actions taken by Seller's directors or stockholders without a meeting.

              (f) Financial Statements. Seller's fiscal year ends on June 30.
Schedule 4.01(f) includes copies of the following unaudited financial statements (the "Unaudited Financial Statements") prepared by the management of
Seller: (i) a balance sheet of the RMS Division Business as of April 30, 1997 and as of June 30, 1996 and 1995; and (ii) statements of operations of the RMS Division Business for the ten months ended April 30, 1997 and the fiscal years ended June 30, 1996 and 1995. Except as set forth on Schedule 4.01(f), all of the Unaudited Financial Statements were (a) prepared in a manner consistent with the manner with which Parent has prepared financial statements for Seller and Parent's other subsidiaries under accounting principles consistently applied and consistent with prior periods, except that such statements are subject to year end adjustments (which consist of normal recurring accruals consistent with past practice) and do not contain footnote disclosures; and (b) all adjustments that are necessary for a fair presentation thereof (consisting only of normal recurring adjustments consistent with past practice) have been made.

              Subject to the foregoing, such balance sheets fairly present in all material respects the financial position of the RMS Division Business as of their respective dates, and such statements of operations present in all material respects the results of operations of the RMS Division Business for the respective periods then ended.

              (g) Absence of Certain Changes or Events. Except as set forth on
Schedule 4.01(g), from April 30, 1997 to the Effective Date of this Agreement:

                   (1) Except in the ordinary course of its business consistent with its past practices, no Selling Company has (i) created or assumed any Encumbrance upon any of the RMS Division Business, (ii) incurred any Obligation on behalf of or relating to the RMS Division Business, (iii) made any loan or advance to any Person on behalf of or relating to the RMS Division Business;
(iv) assumed, guaranteed or otherwise become liable for any Obligation of any Person on behalf of or relating to the RMS Division Business; (v) committed for any capital expenditure on behalf of or relating to the RMS Division Business;
(vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any part of the RMS Division Business; (vii) waived any right or canceled any debt or claim on behalf of or relating to the RMS Division Business; (viii) assumed or entered into any Contract on behalf of or relating to the RMS Division Business other than this Agreement; (ix) increased, or authorized an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives engaged in the RMS Division Business; or (x) done anything else outside the ordinary course of business on behalf of or relating to the RMS Division Business, whether or not specifically described in any of the foregoing clauses.

                   (2) Even in the ordinary course of its business consistent with its past practices, no Selling Company has incurred any Obligation on behalf of or relating to the RMS Division Business, made any loan to any Person on behalf of or relating to the RMS Division Business, acquired or disposed of any part of the RMS Division Business, entered into any Contract (other than customer Contracts) or other transaction on behalf of or relating to the RMS Division Business, or done any of the other things described in this Section 4.01(g)(2), involving an amount exceeding $100,000 in any single case or $500,000 in the aggregate. Schedule 4.01(g) sets forth certain transactions entered into in the ordinary course of Seller's business.

                   (3) There has been no material adverse change or material casualty loss affecting the RMS Division Business, the financial condition of the RMS Division Business, and there has been no material adverse change in the financial performance of the RMS Division Business.

              (h) Actions Pending. Except as described on Schedule 4.01(h), (1) no Proceeding involving or related to the RMS Division Business or any Specified Asset or Specified Liability is currently pending or, to Seller's Knowledge, threatened in writing, nor has any Proceeding occurred at any time since January 1, 1996, to which any Selling Company is or was a party, or by which the RMS Division Business or any Specified Asset or Specified Liability is or was affected; (2) no Judgment involving or related to the RMS Division Business or any Specified Asset or Specified Liability is currently outstanding, nor has any Judgment been outstanding at any time since January

1, 1996, by which the RMS Division Business or any Specified Asset or Specified Liability is or was affected; and (3) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature involving or related to the RMS Division Business has been asserted or, to Seller's Knowledge, threatened in writing by or against any Selling Company at any time since January 1, 1996, and, to Seller's Knowledge, there is no basis for any such claim. As to each matter described on Schedule 4.01(h), copies of all pertinent claims, pleadings, judgments, orders, correspondence and other legal documents have been delivered to Buyer.

              (i) Specified Assets. Schedule 4.01(i) includes detailed lists, as of April 30, 1997, of all Specified Assets used in or for the RMS Division Business (which Seller warrants are all the Assets used in the RMS Division Business except as otherwise excluded in this Agreement) itemized by balance sheet account, including (1) Accounts Receivable, showing customer names, individual invoice dates, individual invoice amounts and allowances for doubtful accounts, or, in the case of earned but not billed receivables, customer names and individual dates on which the receivables (other than receivables based on consulting services) are billable; (2) other current Assets, itemized by category and with appropriate explanation; (3) Tangible Property, grouped as to type, showing cost, accumulated depreciation and net book value; and (4) Software and Intangibles, showing cost or amount capitalized, accumulated amortization and net book value. Seller has good title to all of the Specified Assets used in the RMS Division Business and has the right to transfer all right, title and interest in such Specified Assets to Buyer, free and clear of any Encumbrance. Since June 30, 1994, the RMS Division Business has been conducted by Seller. To Seller's knowledge, the Specified Assets are all the assets required to be used in and for the RMS Division Business in order to carry on that business in the ordinary course consistent with past practices, other than those assets listed on Schedule 4.01(l).

              (j) Seller's Obligations. Schedule 4.01(j) is a detailed list, as of April 30, 1997, of all of the accounts payable, accrued expenses, deferred income, and other current and long-term liabilities incurred or arising in the RMS Division Business, grouped by balance sheet account, excluding liabilities for Taxes, intercompany liabilities and notes payable, other than as set forth on Schedule 4.01(j). No Selling Company has any Obligations with respect to the RMS Division Business other than (1) the Obligations listed on Schedule 4.01(j); (2) Obligations under the Specified Contracts, any Contracts not required to be listed on Schedule 4.01(o), Employee Benefit Plans listed on
Schedule 4.01(s), and Insurance Policies listed on Schedule 4.01(t); and (3) Obligations incurred since April 30, 1997. Except as set forth on Schedule 4.01(j), none of Selling Companies' Obligations incurred or arising in the RMS Division Business is guaranteed by any Person.

              (k) Accounts Receivable. All Accounts Receivable of the RMS Division Business listed in Schedule 4.01(i)(1) arose in the ordinary course of business and are proper and valid accounts receivable except for the allowance for doubtful accounts shown on Schedule 4.01(i)(1). Proper amounts of deferred revenues appear on the books and records of the Selling Companies with respect to all of the (1) billed but unearned Accounts Receivable of the RMS Division Business; (2) previously billed and collected Accounts Receivable of the RMS Division Business still unearned; and (3) unearned customer deposits of the RMS Division Business. Except as set forth on Schedule 4.01(i)(1), to Seller's Knowledge, there is no reason why the Accounts Receivable of the RMS Division Business would not be collectible in accordance with past business practices.

              (l) Tangible Property. Except as otherwise set forth on Schedule 4.01(l), Seller has good title to all Tangible Property used in or for the RMS Division Business and all of which are included within the Specified Assets, free and clear of any Encumbrances. All of the Specified Assets are located at 5655 Spalding Drive, Norcross, Georgia (the "Spalding Drive Facility") and at 4411 East Jones Bridge Road, Norcross, Georgia (the "East Jones Bridge Road Facility"). All Tangible Property used by Selling Companies or their customers in the RMS Division Business is in good condition, ordinary wear and tear excepted.

              (m) Real Property. No Selling Company owns any Real Property used in or for the RMS Division Business. Schedule 4.01(m) is a detailed list of all Real Property leased by Seller or otherwise used in or for the RMS Division Business, including, without limitation, Seller's Spalding Drive Facility, showing location, rental cost, and landlord.

              (n) Software and Intangibles. Schedule 4.01(n) is a complete list and description of all Software and Intangibles owned, marketed, licensed, used or under development by the Selling Companies and used in or for the RMS Division Business, and, in the case of Software, a product description, the language in which it is written, the type of hardware platform(s) on which it runs, and any royalties or license fees required to be paid to a third party for use of such Software. Except as set forth on Schedule 4.01(n), Seller has good title to, and has the full right to use and transfer to Buyer, all of the Software and Intangibles listed on Schedule 4.01(n), free and clear of any Encumbrance. No rights of any third party are necessary to market, license, sell, modify, or update the Software, and/or to create derivative works for the Software listed on Schedule 4.01(n). To Seller's Knowledge, none of the Software or Intangibles listed on Schedule 4.01(n), or their respective past or current uses, has violated or infringed upon, or is violating, infringing upon, any Software, patent, copyright, trade secret or other Intangible of any Person. To Seller's Knowledge, except as otherwise listed on Schedule 4.01(n), no Person is violating or infringing upon, or has violated or infringed upon at any time, or has access to any source code to, any of the Software or Intangibles listed on Schedule 4.01(n). To Seller's Knowledge, Schedule 4.01(n) sets forth the procedures followed and testing conducted in making the Software Millennium compliant, and Seller believes in good faith that the Software is Millennium compliant, but Seller does not warrant that the Software is Millennium compliant. "Millennium compliant" means that the Software will continue to operate at the same levels of functionality and performance following the date change to the year 2000, as before that date.

              (o) Contracts. Schedule 4.01(o) is a complete list of all of the following types of Contracts to which any Selling Company is a party or by which any Selling Company is bound relating to the RMS Division Business (collectively, the "Specified Contracts"), grouped into the following categories and, where applicable, subdivided by product line: (1) all customer Contracts; (2) Contracts for the purchase or lease of Real Property or otherwise concerning Real Property owned or used by Seller including a description of the Real Property; (3) loan agreements, mortgages, notes, guarantees and other financing Contracts; (4) Contracts for the purchase, lease and/or maintenance of computer equipment and other equipment, Contracts for the purchase, license, lease and/or maintenance of software under which any Selling Company is the purchaser, licensee, lessee or user, and other supplier Contracts (excluding computer maintenance and support contracts set forth in Schedule 4.01(o)(4) which Seller agrees to use its reasonable best efforts to assign to Buyer); (5) employment, consulting and sales representative Contracts (excluding Contracts which constitute Employee Benefit Plans listed on Schedule 4.01(s), and excluding oral Contracts with employees for "at will" employment);
(6) Contracts under which any rights in and/or ownership of any Software product of the RMS Division Business, any prior version thereof, or any part of the customer base or business of the RMS Division Business was acquired; and
(7) other Contracts (excluding Contracts which constitute Insurance Policies listed on Schedule 4.01(t), excluding this Agreement and all other Contracts entered into among the parties hereto, or among the parties hereto and other parties in connection herewith). Except for the Physical Plant Contracts and as otherwise provided on Schedule 4.01(o), to Seller's knowledge, the Specified Contracts are all the Contracts of the RMS Division Business. A description of each oral Specified Contract is included on Schedule 4.01(o), and copies of each written Specified Contract have been delivered to Buyer. Except as provided on Schedule 4.01(o), to Seller's Knowledge, no customer has asserted any claims that the Software described in their respective customer Contract is defective or insufficient to provide the services required under such customer Contract. Except as set forth on Schedule 4.01(o)(7), with respect to each of the Specified Contracts and, to Seller's Knowledge, no Selling Company is in default thereunder nor would be in default thereunder with the passage of time, the giving of notice or both. Except as set forth on Schedule 4.01(o)(8), no Selling Company has given or received any notice of default or notice of termination or, to Seller's Knowledge, expects to receive any notice of default or notice of termination thereunder with the passage of time, the giving of notice or both with respect to any Specified Contract, and each Specified Contract is in full force and effect in accordance with its terms. Schedule 4.01(o)(9) sets forth the analysis of work to be completed as of the date indicated on such Schedule in connection with the Specified Contracts, and has been prepared consistent with past business practices and represents Seller's good faith belief of the contents thereof, but Seller does not warrant the accuracy of such Schedule. Section 4.01(o)(9)(i) sets forth, by customer contracts, the amount of deferred revenue (and unbilled accounts receivable relating, respectively, to such contracts) relating to the RMS Division Business reflected on the books and records of Seller as of June 30, 1997.
Schedule 4.01(o)(9)(ii) is a statement of Parent's Revenue Recognition Policy which applies to the RMS Division Business. Schedule 4.01(o)(9)(i) has been prepared applying the policy set forth in Schedule 4.01(o)(9)(ii) and is consistent with it.

              (p) Labor Matters. Schedule 2.02 is a list, as of April 30, 1997, of all employees of Selling Companies engaged in the RMS Division Business and
(1) their titles or responsibilities; (2) their social security numbers and principal residence address; (3) their dates of hire; (4) their current salaries or wages; (5) their last compensation changes and the dates on which such changes were made; (6) any specific bonus, commission or incentive plans or agreements for or with them; and (7) any outstanding loans or advances made to them. Except as limited by any employment Contracts listed on Schedule 4.01(o) and except for any limitations of general application which may be imposed under applicable employment Laws, Seller has the right to terminate the employment of each of the employees engaged in the RMS Division Business at will. No Selling Company has ever been a party to or bound by any union or collective bargaining Contract, nor is any such

Contract currently in effect or being negotiated by or on behalf of any Selling Company in connection with or relating to the RMS Division Business. No Selling Company has experienced any labor problem that was or is material to the RMS Division Business. Except as set forth on Schedule 2.02, no employee currently engaged in the RMS Division Business has given written notice of an intention to terminate his or her employment with any Selling Company. All employees engaged in the RMS Division Business will be fully paid through the Closing Date, including receipt of matching contributions to the 401(k) Plan.

              (q) Taxes. Each Selling Company has timely filed all sales Tax returns and reports required to be filed by it with respect to the RMS Division Business and, except as set forth in Schedule 4.01(q), has timely paid all sales Taxes or withholdings required to be paid by it with respect to such returns and reports. Except as indicated on Schedule 4.01(q), no audit or other Proceeding is pending or threatened against any Selling Company with respect to the RMS Division Business, and no notice of deficiency or adjustment has been received by any Selling Company with respect to the RMS Division Business, by or from any governmental taxing authority, with respect to sales, use, excise, real property, payroll, withholding or other Taxes, and there are no agreements or waivers in effect which provide for an extension of time for the assessment of any such Tax against any Selling Company.

              (r) Compliance with Law; Permits. To Seller's Knowledge, the operation of the RMS Division Business, the conduct of the RMS Division Business as and where such business has been or presently is conducted, and the ownership, possession and use of the Specified Assets used in or for the RMS Division Business comply with all Laws applicable to the RMS Division Business except where the failure to comply would not have, and could not be reasonably be expected to have, a Material Adverse Effect. Except as set forth on Schedule 4.01(r), Seller has obtained and holds all Permits required for the lawful operation of the RMS Division Business as and where such business is presently conducted. All Permits relating to the RMS Division Business held by Seller are listed on Schedule 4.01(r), and copies of such Permits have been delivered to Buyer. Except as set forth on Schedule 4.01(r), no Selling Company has received notice of any violation of Laws or any notice of any violation, suspension, cancellation, or termination of any Permits.

              (s) Employee Benefit Plans. Except as set forth on Schedule 4.01(s), no Selling Company sponsors, maintains or contributes to, or has any ongoing Obligations with respect to, any Employee Benefit Plan, including, but not limited to, any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), with respect to employees of the RMS Division Business. Schedule 4.01(s) includes an description of Selling Companies' Employee Benefit Plans covering employees of the RMS Division Business that are currently in effect or as to which Selling Companies have any ongoing Obligation, which description indicates, generically, the employees covered or affected thereby and Seller's Obligations thereunder. Copies of all Employee Benefit Plans described on Schedule 4.01(s) and all written materials used by Selling Companies to describe their Employee Benefit Plans to employees of the RMS Division Business have been delivered to Buyer.

                   Except as set forth on Schedule 4.01(s), neither Seller nor any ERISA Affiliate (as that terms is defined in the Internal Revenue Code of 1986, as amended, or under ERISA) has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 210 of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

              (t) Insurance. All Insurance Policies relating to the RMS Division Business held by Selling Companies are listed on Schedule 4.01(t), and copies of such Insurance Policies have been delivered to LBSH. Except as described on Schedule 4.01(t), there are no claims that are pending under any of the Insurance Policies owned or maintained in connection with the RMS Division Business, the outcome of which would have a Material Adverse Effect. Except as set forth on Schedule 4.01(t), no insurance claims under any insurance coverage or insurance coverage on behalf of the RMS Division Business have been refused.

              (u) Brokers. Except as set forth on Schedule 4.01(u), Seller has not used any broker or finder in connection with the transactions contemplated hereby, and Seller has not nor will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Seller in connection with any of the transactions contemplated by this Agreement.

              (v) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Seller in connection with this Agreement, when read together, or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 4.02 Representations and Warranties of Servantis. Servantis represents and warrants to LBSH and Buyer as follows:

              (a) Organization and Qualification. Servantis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

              (b) Authority Relative to Agreement. Servantis has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Servantis and the consummation by it of the transactions contemplated hereby have been duly authorized by Servantis' Board of Directors and no other corporate approvals or proceedings on the part of Servantis are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Servantis and constitutes the legal, valid, and binding obligation of Servantis, enforceable against Servantis in accordance with its terms, subject to the effect, if any, of (1) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (2) rules of law governing specific performance, injunctive relief, and other equitable remedies, and (3) the limitations imposed by public policy on the enforceability of provisions requiring indemnification in connection with the offering, issuance, or sale of securities.

              (c) Brokers. Except as set forth on Schedule 4.02(c), Servantis has not used any broker or finder in connection with the transactions contemplated hereby, and Servantis has not nor will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Servantis in connection with any of the transactions contemplated by this Agreement.

              (d) Non-Contravention. The execution and delivery of this Agreement by Servantis and the consummation by Servantis of the transactions contemplated hereby will not (1) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Servantis or (2) except as set forth on Schedule 4.02(d) hereof, result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any material mortgage, indenture, lease, agreement or other instrument applicable to the RMS Division Business, or (3) result in the creation or imposition of any Encumbrances in favor of any third person or entity upon any of the Specified Assets of the RMS Division Business, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Material Adverse Effect.

              (e) Consents. Except as set forth on Schedule 4.02(e), no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Servantis in connection with the execution and delivery of this Agreement by Servantis or the consummation by Servantis of the transactions contemplated hereby, except for (1) compliance by Servantis with the HSR Act, and (2) such consents, approvals, orders or authorizations which is not obtained, or registrations, declarations or filings which is not made, would not have a Material Adverse Effect or materially adversely affect the ability of Servantis to consummate the transactions contemplated hereby.

              (f) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Servantis in connection with this Agreement, when read together, or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 4.03 Representations and Warranties of Parent. Parent represents and warrants to LBSH and Buyer as follows:

              (a) Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

              (b) Authority Relative to Agreement. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Parent and the consummation by it of the transactions contemplated hereby have been duly authorized by Parent's Board of Directors and no other corporate approvals or proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid, and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect, if any, of (1) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(2) rules of law governing specific performance, injunctive relief, and other equitable remedies, and (3) the limitations imposed by public policy on the enforceability of provisions requiring indemnification in connection with the offering, issuance, or sale of securities.

              (c) Brokers. Except as set forth on Schedule 4.03(c), Parent has not used any broker or finder in connection with the transactions contemplated hereby, and Parent has not nor will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Parent in connection with any of the transactions contemplated by this Agreement.

              (d) Non-Contravention. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (1) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Parent or (2) except as set forth on
Schedule 4.03(d) hereof, result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any material mortgage, indenture, lease, agreement or other instrument applicable to the RMS Division Business, or (3) result in the creation or imposition of any Encumbrances in favor of any third person or entity upon any of the Specified Assets of the RMS Division Business, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Material Adverse Effect.

              (e) Consents. Except as set forth on Schedule 4.03(e), no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (1) compliance by Parent with the HSR Act, and (2) such consents, approvals, orders or authorizations which is not obtained, or registrations, declarations or filings which is not made, would not have a Material Adverse Effect or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby.

              (f) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Parent in connection with this Agreement, when read together, or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 4.04 Representations and Warranties of LBSH. LBSH represents and warrants to the Selling Companies as follows:

              (a) Organization and Qualification. LBSH is a corporation duly organized and validly existing under the laws of England and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

              (b) Authority Relative to Agreement. Except as set forth on
Schedule 4.04(b), LBSH has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by LBSH and the consummation by it of the transactions contemplated hereby have been duly authorized by LBSH's Board of Directors and no other corporate approvals or proceedings on the part of LBSH are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval of this Agreement by the shareholders of LBSH as required by the listing rules of the London Stock Exchange. This Agreement has been duly executed and delivered by LBSH and, subject to obtaining such shareholder approval, constitutes the legal, valid, and binding obligation of LBSH, enforceable against LBSH in accordance with its terms, subject to the effect, if any, of (1) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (2) rules of law governing specific performance, injunctive relief, and other equitable remedies, and (3) the limitations imposed by public policy on the enforceability of provisions requiring indemnification in connection with the offering, issuance, or sale of securities.

              (c) Non-Contravention. The execution and delivery of this Agreement by LBSH and the consummation by LBSH of the transactions contemplated hereby will not (1) violate or conflict with any provision of the Memorandum and Articles of Association of LBSH or (2) except as set forth on Schedule 4.04(c) hereof, result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any material mortgage, indenture, lease, agreement or other instrument applicable to LBSH, or (3) result in the creation or imposition of any Encumbrances in favor of any third person or entity upon any of the Assets of LBSH, other than any such violation, conflict, default, loss, termination or acceleration that would not have a material adverse effect on its business or financial condition.

              (d) Consents. Except as set forth on Schedule 4.04(d), no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by LBSH in connection with the execution and delivery of this Agreement by LBSH or the consummation by LBSH of the transactions contemplated hereby, except for (l) compliance by LBSH with the HSR Act, and (2) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a material adverse effect on its business or financial condition or materially adversely affect the ability of LBSH to consummate the transactions contemplated hereby.

              (e) Brokers. Except as set forth on Schedule 4.04(e), LBSH has not used any broker or finder in connection with the transactions contemplated hereby, and LBSH has not nor will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by LBSH in connection with any of the transactions contemplated by this Agreement.

              (f) Subsidiaries. Schedule 4.04(f) includes a complete and accurate list of each subsidiary of LBSH, indicating the jurisdiction of incorporation and the nature and level of ownership in such subsidiary by LBSH, any subsidiary of LBSH, and any other person. Except as set forth on Schedule 4.04(f) hereto, neither LBSH nor any of its subsidiaries owns of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or
(ii) any participating interest in any partnership, joint venture, or other noncorporate business enterprise. Each subsidiary of LBSH is a corporation duly organized, validly existing and where required in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of LBSH is duly qualified as a foreign corporation to do business, and where required is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary. All the issued capital stock or shares of LBSH's subsidiaries are duly authorized, validly issued, fully paid and where possible nonassessable and, except as set forth on Schedule 4.04(f), are owned by LBSH or by a wholly owned subsidiary of LBSH free and clear of any Encumbrances, and, except as set forth in the Circular, there are no proxies or voting or transfer agreements or understandings outstanding with respect to any such shares.

              (g) Capitalization. The authorized and issued shares of LBSH, as of the Effective Date, are set forth on Schedule 4.04(g), all of the issued shares are duly authorized and validly issued and are fully paid. LBSH does not have any other class of shares. Except as set forth on Schedule 4.04(g), no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of shares of LBSH is authorized or outstanding and there is not any commitment of LBSH to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its shares any evidences of indebtedness or assets. LBSH does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its shares or any interest therein or, except as set forth in the Circular, to pay any dividend or make any other distribution in respect thereof.

              (h) Securities Filings. LBSH has filed all forms, reports and documents required to be filed with the London Stock Exchange since the admission of its ordinary share capital to the Official List of the London Stock Exchange, and, prior to Closing, LBSH has made available to Seller, as filed with the Registrar of Companies, complete and accurate copies of (i) the Annual Report of LBSH for the years ended December 31, 1996 and 1995, and (ii) all other reports, statements and offering circulars (including the Circular as that term is defined below) filed by LBSH with the London Stock Exchange since December 31, 1996, in each case including all amendments and supplements (collectively, the LBSH Securities Filings"). The LBSH Securities Filings (including, without limitation, any financial statements or schedules included therein) (i) were, to the extent required, prepared in compliance with the requirements of the rules and regulations of the London Stock Exchange, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (i) LBSH Shares. When admitted to the Official List of the London Stock Exchange, the LBSH Shares issued pursuant to Section 3.03 above will (subject only to any restriction arising under U.S. securities laws) be freely tradable by Seller on the London Stock Exchange without any further registration, requirements, opinions of counsel, or holding periods.

              (j) Disclosure. Since December 31, 1996, there has been no material adverse in the financial or trading position of LBSH.

              (k) Pending Transactions. Except for this Agreement and the transactions contemplated hereby and except as otherwise set forth on Schedule 4.04(k), LBSH is not a party to or bound by any agreement, negotiation, discussion, commitment or undertaking with respect to a future merger or consolidation with, or an acquisition of all or substantially all of the property and assets of, any other corporation or person or the sale, lease or exchange of all or substantially all of its properties and assets to any other person which transaction would be sufficiently material to require the approval of LBSH's shareholders under the rules of the London Stock Exchange.

              (l) Financial Statements. LBSH's fiscal year ends on December 31.
Schedule 4.04(l) includes copies of the following audited financial statements (the "Audited Financial Statements") prepared by Deloitte & Touche, Chartered
Accountants: (i) consolidated balance sheet of LBSH as of December 31, 1996, 1995, and 1994; and (ii) consolidated statements of operations and consolidated statements of cash flows of LBSH and its business for the fiscal years ended December 31, 1996, 1995, and 1994. Such balance sheets fairly present in all material respects the financial position of LBSH as of their respective dates, and such statements of operations and statements of cash flows present in all material respects the results of operations of LBSH for the respective periods then ended. LBSH is not aware of any information which is not reflected in the Audited Financial Statements which would have a material adverse effect on its business or financial condition.

              (m) Actions Pending. Except as described on Schedule 4.04(m), (1) no Proceeding involving or related to LBSH's business or any asset or liability is currently pending or, to the best of LBSH's knowledge, threatened in writing, nor has any Proceeding occurred at any time since January 1, 1997, to which LBSH is or was a party, or by which its business or any asset or liability is or was affected; (2) no Judgment involving or related to its business or any asset or liability is currently outstanding, nor has any Judgment been outstanding at any time since January 1, 1997, by which its business or any asset or liability is or was affected; and (3) no breach of contract, breach of warranty, tort, negligence, infringement, product liability, discrimination, wrongful discharge or other claim of any nature involving or related to its business has been asserted or, to the best of LBSH's knowledge, threatened in writing by or against LBSH at any time since

January 1, 1997, and, to the best of LBSH's knowledge, there is no basis for any such claim. In each of the foregoing subsections (1), (2), and (3), a Proceeding, Judgment, or breach shall mean a matter the occurrence of which would have a material adverse effect on LBSH's business or financial condition. As to each matter described on Schedule 4.04(m), copies of all pertinent claims, pleadings, judgments, orders, correspondence and other legal documents have been delivered to Seller.

              (n) Compliance with Law; Permits. To the best of LBSH's knowledge, the operation of its business, the conduct of its business as and where such business has been or presently is conducted, and the ownership, possession and use of the assets used in or for its business comply with all Laws applicable to its business except where the failure to comply would not have, and could not be reasonably be expected to have, a material adverse effect.

              (o) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of LBSH in connection with this Agreement, when read together, or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

         SECTION 4.05 Representations and Warranties of Buyer. Buyer represents and warrants to the Selling Companies as follows:

              (a) Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted.

              (b) Authority Relative to Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery, and performance of this Agreement by Buyer and the consummation by it of the transactions contemplated hereby have been duly authorized by Buyer's Board of Directors and no other corporate approvals or proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval of this Agreement by the sole shareholder of Buyer as required by Delaware law. This Agreement has been duly executed and delivered by Buyer and, subject to obtaining such shareholder approval, constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect, if any, of (1) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(2) rules of law governing specific performance, injunctive relief, and other equitable remedies, and (3) the limitations imposed by public policy on the enforceability of provisions requiring indemnification in connection with the offering, issuance, or sale of securities.

              (c) Non-Contravention. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not (1) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Buyer or (2) except as set forth on Schedule 4.05(c) hereof, result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any material mortgage, indenture, lease, agreement or other instrument applicable to Buyer, or (3) result in the creation or imposition of any Encumbrances in favor of any third person or entity upon any of the Assets of Buyer, other than any such violation, conflict, default, loss, termination or acceleration that would not have a material adverse effect on its business or financial condition.

              (d) Consents. Except as set forth on Schedule 4.05(d), no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for (l) compliance by Buyer with the HSR Act, and (2) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a material adverse effect on its business or financial condition or materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

              (e) Brokers. Except as set forth on Schedule 4.05(e), Buyer has not used any broker or finder in connection with the transactions contemplated hereby, and Buyer has not nor will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Buyer in connection with any of the transactions contemplated by this Agreement.

              (f) Accuracy of Statements. Neither this Agreement nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of Buyer in connection with this Agreement, when read together, or any of the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

                                   ARTICLE V

                                   COVENANTS

         SECTION 5.01 Conduct of the RMS Division Business. Between the Effective Date of this Agreement and the Closing Date, except with the prior written consent of Buyer:

              (a) Seller shall (1) conduct the RMS Division Business in a diligent manner consistent with past practices, (2) not make any change in its business practices, and (3) use its best efforts to preserve the business organization of the RMS Division Business intact, keeping available the services of its current officers, employees, salesmen, agents and representatives engaged in the RMS Division Business, and maintaining the good will of its customers, suppliers and other Persons having business relations with the RMS Division Business.

              (b) Seller shall not and shall procure that no other Selling Company shall (1) create or assume any Encumbrance upon any of the RMS Division Business, (2) incur any Obligation on behalf of or relating to the RMS Division Business, (3) make any loan or advance to any Person on behalf of or relating to the RMS Division Business, (4) assume, guarantee or otherwise become liable for any Obligation of any Person on behalf of or relating to the RMS Division Business, (5) commit for any capital expenditure on behalf of or relating to the RMS Division Business, (6) purchase, lease, sell, abandon, or otherwise acquire or dispose of any part of the RMS Division Business, (7) waive any right or cancel any debt or claim on behalf of or relating to the RMS Division Business, (8) assume or enter into any Contract on behalf of or relating to the RMS Division Business other than this Agreement, any other Contract to be entered into pursuant to the terms hereof, or any customer Contracts (provided, however, that Seller may enter into customer Contracts without the consent of Buyer so long as such customer Contracts are at minimum on Seller's standard terms of contract and on terms consistent with past business practices at list price less not more than fifteen percent (15%) and, provided, further, that Seller notifies Buyer of the terms of all such customer Contracts), (9) increase, or authorize an increase in, the compensation or benefits paid or provided to any of its directors, officers, employees, salesmen, agents or representatives engaged in the RMS Division Business, or (10) do anything else outside the ordinary course of its business consistent with its past practices on behalf of or relating to the RMS Division Business, whether or not specifically described in any of the foregoing clauses.

              (c) Seller shall not and shall procure that no other Selling Company shall (1) permit or cause a breach or default by it or any Selling Company under any of its Contracts constituting a Specified Contract of the RMS Division Business, (2) adopt, sponsor or enter into any new Employee Benefit Plan for any employees engaged in the RMS Division Business, (3) acquire the business or any bulk assets of any other Person engaged in a business similar to the RMS Division Business, or (4) terminate any part of the RMS Division Business.

              (d) Seller shall and shall procure that no other Selling Company shall (1) maintain all Real Property and Tangible Property owned or used by each Selling Company in the RMS Division Business in good condition and repair,
(2) maintain its Insurance Policies and Permits in connection with or relating to the RMS Division Business in full force and effect, and (3) comply with all applicable Contracts, Permits and Laws relating to or for the benefit of the RMS Division Business.

              (e) Seller and each Selling Company shall maintain its corporate existence and good standing in its jurisdiction of incorporation. Seller shall not amend its charter or bylaws in a manner which affects the RMS Division Business or the respective Obligations of the parties hereunder.

         SECTION 5.02 Issue of LBSH Stock.

              (a) (1) As promptly as reasonably practicable after the date hereof LBSH shall prepare a circular to shareholders constituting a prospectus in accordance with the Listing Rules made under the Financial Services Act 1986 (the "Circular") with respect to the issue of convertible unsecured loan stock of LBSH (the "LBSH Stock"), convertible into LBSH Shares to be issued to finance the Acquisition and, subject to its approval by London Stock Exchange Limited (the "London Stock Exchange"), file the same with the Registrar of Companies in England and Wales. LBSH shall as promptly as reasonably practical after the date hereof apply for the Admission to the Official List of the London Stock Exchange of the LBSH Stock. LBSH shall also take any action required to be taken under other laws in connection with the effective issuance of the LBSH Stock.

                   (2) As soon as reasonably practicable after the Effective Date of this Agreement, LBSH shall take all action necessary, subject to an in accordance with English laws and its Memorandum and Articles of Association, to obtain the requisite approval of this Agreement and the Acquisition by the LBSH shareholders at a duly called meeting and shall take such other actions as may be required by applicable law and the applicable rules of the London Stock Exchange to effect the approval of this Agreement and the Acquisition. The Board of Directors of LBSH has determined that the Acquisition is advisable and in the best interests of the shareholders of LBSH, and shall (so far as is consistent with their fiduciary duties as directors of LBSH), recommend that LBSH shareholders vote to approve the Agreement and the Acquisition and any other matters to be submitted to LBSH shareholders in connection therewith.

                   (3) Seller shall cooperate with LBSH in the preparation of the Circular and any amendments and supplements thereto and shall furnish LBSH with all information about the RMS Division Business or as may otherwise be required by the London Stock Exchange and shall take such other action as LBSH may reasonably request in connection therewith.

              (b) LBSH shall from time to time notify Seller of the status of the Circular and of the proposed meeting of its shareholders.

              (c) Subject to the requirements of Sections 8.03, 8.04, and 8.05, LBSH agrees to defend, indemnify and hold the Selling Companies harmless from and against, any and all suits, claims, demands, actions, causes of actions, loss, damages, liabilities, cost and expense (including but not limited to reasonable attorneys' fees and court costs and costs of other professionals) arising in any manner out of the Circular.

         SECTION 5.03 Access to Information.

              (a) During the period from the Effective Date of this Agreement to the Closing Date, Seller shall permit (1) Buyer, LBSH, and their authorized representatives to have reasonable access to Seller's facilities during normal business hours as coordinated with Seller's designated representative, and (2) Buyer reasonable access to meet with customers of the RMS Division Business as coordinated with Seller's designated representative in order to secure a smooth transition of the customer relationship to Buyer; provided, however, that Buyer shall have no right to terminate this Agreement pursuant to Section 7.01 below or otherwise as a result of any due diligence review unless it discloses matters existing at the Effective Date which would entitle Buyer or LBSH to terminate pursuant to Section 7.01(g) below.

              (b) Each of the parties hereto shall, and shall cause its respective officers, directors, employees, representatives, advisors and agents to, afford the officers, employees, representatives, advisors and agents of the other party with access to such information concerning Seller or Buyer as may be necessary for each party to ascertain the accuracy and completeness of the information supplied by such parties for inclusion in any pre-merger notification report filed under the HSR Act (and any additional information or documentary material supplied in response to any request pursuant to Section 7A(e) of the HSR Act and the regulations thereunder).

              (c) If this Agreement is terminated, each of the parties hereto shall, and shall cause its officers, employees, representatives, advisors and agents to, destroy or return to the other party all confidential documents, work papers and other materials, and all copies thereof, obtained by it or on its behalf from such other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution and delivery hereof.

              (d) Each of the parties hereto and its officers and employees shall not disclose or use any information so obtained, except as required by applicable law or legal process or by any applicable rules or regulations of a national or foreign securities exchange or the NASD upon the advice of counsel, without the prior written consent of the other party; provided that any such information may be disclosed to a party's financial advisors, accountants, counsel and other representatives, as may be appropriate or required in connection with the transactions contemplated hereby, but only if such persons shall be specifically informed by such party of the confidential nature of such information and agree to comply with the restrictions contained herein. The agreements contained in this Section 5.03(d) do not apply to information that
(1) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its representatives, (2) can be demonstrated to have been known to the receiving party on a non-confidential basis prior to its receipt, (3) becomes available to a party on a non-confidential basis from a source not bound by any duty of confidentiality to the other party, or (4) is independently developed by a receiving party without reference to any confidential information.

                   If any party or any of its respective representatives becomes required by law (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) or otherwise become required to disclose any confidential information or material the recipient party will provide the disclosing party with prompt prior written notice of such requirement so that the disclosing party may seek a protective order or other remedy, or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained, or if the disclosing party is required to waive compliance with the provisions hereof, the recipient party will furnish only that portion of the confidential information or material which it is advised by written opinion of counsel is legally required and exercise all reasonable efforts to obtain assurance that confidential treatment, if available, will be accorded such confidential information or material.

              (e) No investigation pursuant to this Section 5.03 shall affect, add to, or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Acquisition.

              (f) During the period from the Effective Date of this Agreement to the Closing Date, LBSH shall permit the Selling Companies and their authorized representatives to consult with

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



LBSH's underwriters regarding the status of the offer and sale of the LBSH Stock to fund the Acquisition.

         SECTION 5.04 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Acquisition and all other transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to cause the conditions to Closing set forth in Article VI hereof to be promptly fulfilled; provided, that the foregoing shall not require any of the parties to agree to make, or to require or permit any of the parties hereto to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval. Following the Closing, the Selling Companies and Buyer and LBSH agree that each will hold any and all sums received by it which is otherwise payable to the other party in trust for such other party and shall promptly transfer to such other party (not later than ten (10) business days after the after the last day of the month in which such sums are received) and account to it for such sums.

         SECTION 5.05 Acquisition Proposals. Between the Effective Date of this Agreement and the Closing Date, subject to the fiduciary obligations of the Board of Directors of the Selling Companies under applicable law as advised by counsel, none of the Selling Companies nor any of their respective officers, employees, representatives or agents, or their respective affiliates, shall, directly or indirectly, solicit, initiate, encourage or respond to any inquiries or proposals from, or participate in any discussions or negotiations with, or provide any non-public information to, any Person or group (other than LBSH and Buyer and their respective officers, employees, representatives and agents) concerning any sale of the RMS Division Business. Each of the Selling Companies shall immediately advise Buyer of, and communicate to Buyer the terms of, any such inquiry or proposal received by any of the Selling Companies in connection with the RMS Division Business.

         SECTION 5.06 Notification of Certain Matters. Between the Effective Date of this Agreement and the Closing Date, each of the parties hereto shall promptly advise the other parties, in writing, of (a) the occurrence, or failure to occur, of any event that such party believes would cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the Effective Date hereof to the Closing Date, and (b) any failure of such party or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

         SECTION 5.07 Indemnity. Subject to the requirements of Sections 8.03, 8.04, and 8.05, Buyer agrees to defend, indemnify and hold the Selling Companies harmless from and against, any and all suits, claims, demands, actions, causes of action, loss, damages, liabilities, cost and expense (including but not limited to reasonable attorneys' fees and court costs and costs of other professionals) arising in any manner out of any failure of Buyer after the Closing Date, to comply with or perform any Specified Liability, except to the extent that such suits, claims, demands, actions, causes of action, loss, damages, liabilities, cost or expense is a result of any matter which is the subject of a Selling Companies' material misrepresentation, misstatement or omission of a material fact in connection with the Specified Liability; provided, further, such indemnification is without prejudice that Buyer may have for a cause of action pursuant to Section 5.01 above.

         SECTION 5.08 Shareholder Agreement. Gordon Crawford shall, concurrently with the execution of this Agreement by LBSH and Buyer, have executed and delivered to the Selling Companies a Shareholder Agreement, a copy of which is attached hereto as Exhibit A and incorporated herein by reference.

         SECTION 5.09 Best Efforts. Each of parties hereto shall use its best efforts to consummate the transactions contemplated by this Agreement as of the earliest practicable date. None of the parties hereto shall take, or cause to be taken, or to the best of its ability permit to be taken, any action that would impair the prospect of completing the transactions contemplated by this Agreement.

         SECTION 5.10 Comfort Letter. At the time of execution of this Agreement, LBSH and Buyer shall have delivered to the Selling Companies an executed comfort letter from LBSH's investment bankers, a copy of which is attached hereto as Exhibit B and incorporated herein by reference.

                                   ARTICLE VI

                         CONDITIONS TO THE ACQUISITION

         SECTION 6.01 Conditions to Each Party's Obligation to Effect the Acquisition. The respective obligations of each of the parties to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

              (a) This Agreement and the Acquisition shall have been approved by the requisite vote of the shareholders of LBSH;

              (b) The expiration or earlier termination of any waiting period under the HSR Act shall have occurred;

              (c) No preliminary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Acquisition as contemplated hereby;

              (d) LBSH shall have raised at least $33.45 million (or such smaller amount as LBSH shall certify that it requires) through the offer and sale of the LBSH Stock to fund the Acquisition; and

              (e) The execution and delivery by the parties hereto of a Facilities and Services Agreement (the "Facilities and Services Agreement") in the form agreed by the parties hereto prior to the Effective Date, providing for among other things, (1) the lease to Buyer of space currently occupied by the RMS Division Business at the Spalding Drive Facility for a period of up to ninety (90) days following the Closing Date, and (2) the data processing services at the Parent's Data Center located at the East Jones Bridge Road Facility for a period of up to nine (9) months following the Closing Date, dated as of the Closing Date. The rent, fees and charges for the space and services provided under the Facilities and Services Agreement shall be determined by the parties based on Parent's actual cost to provide such space and services without mark-up.

         SECTION 6.02 Conditions to the Obligation of LBSH and Buyer to Effect the Acquisition. The obligation of LBSH and Buyer to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

              (a) The Selling Companies shall have performed and complied in all material respects with all their obligations, covenants, and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing Date;

              (b) The representations and warranties made by the Selling Companies in Sections 4.01, 4.02, and 4.03 hereof (as qualified by the schedules hereto), shall not, as of the Effective Date of this Agreement, have been incorrect, untrue or false in any respect that failed to correctly state facts in existence on the Effective Date of this Agreement that constituted a Material Adverse Effect on the Effective Date of this Agreement;

              (c) LBSH and Buyer shall have received a certificate from the Chief Executive Officers of each of the Selling Companies, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.02(a) and (b) above have been satisfied;

              (d) LBSH and Buyer shall have received the opinion of Porter, Wright, Morris & Arthur, counsel to the Selling Companies, with respect to the matters set forth on Exhibit C and incorporated herein by reference, subject to appropriate limitations and qualifications;

              (e) LBSH and Buyer shall have received a certificate of the Secretary of each of the Selling Companies as to the incumbency and signatures of the officers of the such entities executing this Agreement;

              (f) LBSH and Buyer shall have received copies of the resolutions duly adopted by the respective boards of directors and, if applicable, stockholders of each of the Selling Companies, authorizing each of the Selling Companies to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date;

              (g) LBSH and Buyer shall have received good standing certificates for each of the Selling Companies from its jurisdiction of incorporation, dated no earlier than 15 days before the Closing Date;

              (h) LBSH and Buyer shall have received all other agreements, certificates, instruments and documents reasonably requested by LBSH and Buyer in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement;

              (i) There shall not have occurred in the period between the Effective Date of this Agreement and the Closing Date a Material Adverse Change (as that term is defined below) in the RMS Division Business. For purposes of this Agreement, a "Material Adverse Change" means a material adverse change other than a change arising or resulting, directly or indirectly, from industry conditions or the public announcement of, or the response or reaction of customers, vendors, licensors, investors, employees of the RMS Division Business, or others to this Agreement, the Acquisition, or any of the agreements or transactions contemplated by this Agreement or entered into in connection with this Agreement or the Acquisition and such material adverse change would have a Material Adverse Effect on the RMS Division Business; and

              (j) Seller agrees and acknowledges as of the Effective Date of this Agreement and will again agree and acknowledge as of the Closing Date as follows:

                   (1) SELLER ACKNOWLEDGES THE LBSH SHARES HAVE NOT BEEN AND WILL NOT BE REGISTERED, QUALIFIED, RECOMMENDED, APPROVED OR DISAPPROVED UNDER FEDERAL SECURITIES LAW, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION, OR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY, PASSED ON OR ENDORSED THE MERITS OF THE OFFERING OF THE LBSH SHARES OR THE ACCURACY OR ADEQUACY OF ANY PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL. IN MAKING AN INVESTMENT DECISION SELLER MUST RELY ON ITS OWN EXAMINATION OF LBSH AND THE TERMS OF THE OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED.

                   (2) Seller agrees to cooperate and provide to Buyer and LBSH information necessary for LBSH to comply with all applicable U.S. federal and state securities laws, including the preparation and filing of Form D with the U.S. Securities and Exchange Commission and the Georgia state securities regulators.

                   (3) Set forth in this Agreement in the provision relating to notices is the true and correct address of Seller's principal corporate office. Seller has no present intention of becoming domiciled in any other state or jurisdiction.

                   (4) Seller understands that the LBSH Shares have not been nor will be registered under the Securities Act of 1933, as amended (the "1933 Act"), or under the securities or "blue sky" laws of any state or other jurisdiction. Seller understands and agrees that the LBSH Shares must be held indefinitely unless they are subsequently registered under the 1933 Act and, where required, under the securities or "blue sky" laws of applicable states and other jurisdictions, unless exemptions from registration are available. Seller agrees that all certificates representing the LBSH Shares bear or will bear legends setting forth the above resale limitations.

                   (5) The LBSH Shares which may be issued to Seller are being acquired for Seller's own account and not with a view to, or for resale in connection with, any distribution thereof. Seller recognizes that no public trading market for the LBSH Shares exists other than the London Stock Exchange.

                   (6) Seller qualifies as a "accredited investor," under Rule 501 promulgated under the 1933 Act because it is a corporation, not formed for the specific purpose of acquiring the LBSH Shares, with total assets in excess of $5,000,000. Seller has the financial ability to bear the economic risk of the investment in LBSH for an indefinite period of time and has such knowledge and experience in financial and business matters as to be capable of evaluating, and has evaluated, the merits and risks of the proposed investment. Seller understands that the representations and warranties of Seller contained herein will be relied upon by LBSH and other persons in determining whether the Supplemental Payments to be made in LBSH Shares are exempt from registration under the 1933 Act and state securities laws.

                   (7) In connection with Seller's investment in LBSH, Seller, to the extent Seller has deemed necessary, has obtained the advice of Seller's own investment advisors, legal counsel and accountants ("Seller's Advisors").

                   (8) Seller or the Seller's Advisors, if any, have been furnished with all written materials relating to LBSH that Seller or the Seller's Advisors have requested of LBSH. Neither Seller nor any of the Seller's Advisors has been furnished with any offering literature upon which they have relied other than the information described in this subsection (8). Seller acknowledges that any financial forecasts or projections included in the materials delivered to Seller or the Seller's Advisors, pursuant to his subsection (8) are not representations, warranties or covenants by LBSH, any principal or employee of LBSH or any other person as to the financial condition or results of operations that will be realized by LBSH.

                   (9) Seller and such Seller's Advisors have been afforded the opportunity to ask questions or the management of LBSH concerning LBSH and any other matters relating to the organization and operations of LBSH and the management of LBSH has answered all such questions to the satisfaction of Seller and such Seller's Advisors.

         SECTION 6.03 Conditions to the Obligation of the Selling Companies to Effect the Acquisition. The obligation of the Selling Companies to effect the Acquisition shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

              (a) LBSH and Buyer shall have performed and complied in all material respects with all its obligations, covenants, and agreements required to be performed and complied with by them under this Agreement at or prior to the Closing Date;

              (b) The representations and warranties made by LBSH and Buyer in Sections 4.04 and 4.05 hereof (as qualified by the schedules hereto), shall not, as of the Effective Date of this Agreement, have been incorrect, untrue or false in any respect that failed to correctly state facts in existence on the Effective Date of this Agreement that constituted a material adverse effect on either of their businesses or financial conditions on the Effective Date of this Agreement;

              (c) The Selling Companies shall have received a certificate from the Chief Executive Officer of each of LBSH and Buyer, dated as of the Closing Date, to the effect that the conditions set forth in Sections 6.03(a) and (b) above have been satisfied;

              (d) The Selling Companies shall have received the opinion of Parker, Poe, Adams & Bernstein, counsel to Buyer, with respect to the matters set forth on Exhibit D and incorporated herein by reference, subject to appropriate limitations and qualifications;

              (e) The Selling Companies shall have received the opinion of Travers Smith Braithwaite, counsel to LBSH, with respect to the matters set forth on Exhibit E and incorporated herein by reference, subject to appropriate limitations and qualifications;

              (f) The Selling Companies shall have received a certificate of the Secretary of each of LBSH and Buyer as to the incumbency and signatures of the officers of each of LBSH and Buyer executing this Agreement;

              (g) The Selling Companies have received copies of the resolutions duly adopted by the board of directors of each of LBSH and Buyer and shareholders of LBSH, authorizing each of LBSH and Buyer to enter into and perform this Agreement, certified by proper officers as in full force and effect on and as of the Closing Date;

              (h) The Selling Companies shall have received a good standing certificate for Buyer from its jurisdiction of incorporation, dated no earlier than 15 days before the Closing Date;

              (i) The Selling Companies shall have received from Buyer an assumption of the Specified Liabilities, in form reasonably acceptable to the parties hereto, dated as of the Closing Date, and duly executed by Buyer; and

              (j) The Selling Companies shall have received all other agreements, certificates, instruments and documents reasonably requested by the Selling Companies in order to fully consummate the transactions contemplated by this Agreement and carry out the purposes and intent of this Agreement.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

         SECTION 7.01 Termination and Abandonment. This Agreement may be terminated and the Acquisition may be abandoned at any time prior to the Closing Date, whether before or after approval by the shareholders of LBSH and/or Buyer:

              (a) by mutual written consent approved by the Boards of Directors of Parent, Servantis, Seller, LBSH, and Buyer;

              (b) by LBSH and/or Buyer, if the conditions set forth in Sections 6.01(a), (c), (d), (e) or 6.02 shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated), by Parent, Servantis, and/or Seller on or before August 30, 1997; or

              (c) by Parent, Servantis, and/or Seller, if the conditions set forth in Sections 6.01(a), (c), (d), (e) or 6.03 shall not have been complied with, waived or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated), by LBSH and/or Buyer on or before August 30, 1997; or

              (d) by any of the Selling Companies, LBSH and/or Buyer, if the condition set forth in Section 6.01(b) shall not have been complied with on or before December 31, 1997; or

              (e) by Parent, Servantis, and/or Seller, if LBSH's or Buyer's Board of Directors fails to recommend approval of this Agreement or the Acquisition to their respective shareholders or recommends against approval of this Agreement or the Acquisition to their respective shareholders; or

              (f) by Parent, Servantis, and/or Seller, if LBSH's or Buyer's shareholders fail to approve this Agreement or the Acquisition; or

              (g) by LBSH and/or Buyer, if the representations and warranties made by Parent, Servantis, and/or Seller in Sections 4.01, 4.02, and 4.03 hereof (as qualified by the schedules hereto), shall, as of the Effective Date of this Agreement, have been incorrect, untrue or false in any respect that failed to correctly state facts in existence on the Effective Date of this Agreement that constituted a Material Adverse Effect on the Effective Date of this Agreement; or

              (h) by Parent, Servantis, and/or Seller, if the representations and warranties made by LBSH and/or Buyer in Sections 4.04 and 4.05 hereof (as qualified by the schedules hereto), shall, as of the Effective Date of this Agreement, have been incorrect, untrue or false in any respect that failed to correctly state facts in existence on the Effective Date of this Agreement that constituted a material adverse effect on either of their businesses or financial conditions on the Effective Date of this Agreement.

         SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Acquisition pursuant to Section 7.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers on account of such termination, and each party shall be responsible for its own expenses, except as follows: (a) the obligations imposed by Sections 5.03(c), 5.03(d), 7.03, and 7.04 hereof shall survive the termination of this Agreement, and (b) subject to Sections 7.03(c) and 7.04(c) below, nothing herein shall relieve any party from liability for any willful breach hereof.

         SECTION 7.03 Termination Fee to Parent.

              (a) Buyer will pay to Parent a termination fee of $2,500,000 (the "Parent Termination Fee"), as liquidated damages, in the event this Agreement is terminated pursuant to Section 7.01 by reason of a "Parent Triggering Event."

              (b) For purposes of this Section 7.03, each of the following shall constitute a "Parent Triggering Event":

                   (i) a termination by the Selling Companies due to a willful breach of this Agreement by LBSH and/or Buyer;

                   (ii) a termination by Parent, Buyer, or LBSH due to a failure by LBSH's or Buyer's stockholders to approve the Acquisition at a stockholders meeting in accordance with the terms of this Agreement by August 30, 1997;

                   (iii) a termination by Parent or LBSH due to a failure by LBSH to fund the Acquisition in accordance with the terms of this Agreement by August 30, 1997; or

                   (iv) a termination by Buyer and/or LBSH as a result of a Material Adverse Change.

              (c) The Parent Termination Fee shall be paid no later than five
(5) business days after a termination of this Agreement by reason of a Parent Triggering Event described in Sections 7.03(b)(i)-(iii). The Parent Termination Fee shall be paid at the time of notification of termination of this Agreement by reason of a Parent Triggering Event described in Section 7.03(b)(iv). The Parent Termination Fee shall be the exclusive remedy for compensatory damages of the Selling Companies against LBSH, Buyer, LBSH's shareholders, and/or their directors in the event of termination by reason of a Parent Triggering Event.

         SECTION 7.04 Termination Fee to Buyer.

              (a) Parent will pay to Buyer a termination fee of $2,500,000 (the "Buyer Termination Fee") as liquidated damages, in the event this Agreement is terminated pursuant to Section 7.01 by reason of a "Buyer Triggering Event."

              (b) For purposes of this Section 7.04, the following shall constitute a "Buyer Triggering Event":

                   (i) a termination by Buyer or LBSH due to a willful breach of this Agreement by any of the Selling Companies.

              (c) The Buyer Termination Fee shall be paid no later than five
(5) business days after a termination of this Agreement by reason of a Buyer Triggering Event described in Section 7.04(b). The Buyer Termination Fee shall be the exclusive remedy for compensatory damages of

Buyer and LBSH against the Selling Companies, their shareholders, and/or their directors in the event of termination by reason of a Buyer Triggering Event.

                                  ARTICLE VIII

                                INDEMNIFICATION

         SECTION 8.01 Indemnification by Buyer and LBSH. Subject to the terms, conditions, and limitations set forth herein, if the Acquisition is consummated, Buyer and LBSH, jointly and severally, agree to indemnify Parent, Servantis, and/or Seller against, and agree to hold Parent, Servantis, and/or Seller harmless from, any and all actions, suits, losses, costs, claims, damages and expenses (including reasonable attorneys' fees) (the "Losses"), incurred or suffered by them relating to or arising out of or in connection with any material breach of, or any material misrepresentation or inaccuracy in, any representation or warranty made by Buyer and/or LBSH in Sections 4.04 and 4.05 of this Agreement (as qualified by the schedules hereto) where such material breach or material misrepresentation or inaccuracy existed as of the Effective Date of this Agreement; provided, however, that the amount of Losses recoverable under the indemnity provisions of this Article VIII shall be reduced, dollar-for-dollar, by the amount of any insurance proceeds paid to Parent, Servantis, and/or Seller and by the amount of tax benefits realized by Parent, Servantis, and/or Seller in respect of such Losses.

         SECTION 8.02 Indemnification by the Selling Companies. Subject to the terms, conditions, and limitations set forth herein, if the Acquisition is consummated, the Selling Companies, jointly and severally, agree to indemnify LBSH and/or Buyer against, and agree to hold LBSH and/or Buyer harmless from, any and all Losses incurred or suffered by them relating to or arising out of or in connection with any material breach of, or any material misrepresentation or inaccuracy in, any representation or warranty made by the Selling Companies in Sections 4.01, 4.02, and 4.03 of this Agreement (as qualified by the schedules hereto) where such material breach or material misrepresentation or inaccuracy existed as of the Effective Date of this Agreement; provided, however, that the amount of Losses recoverable under the indemnity provisions of this Article VIII shall be reduced, dollar-for-dollar, by the amount of any insurance proceeds paid to LBSH and/or Buyer and by the amount of tax benefits realized by LBSH and/or Buyer in respect of such Losses.

         SECTION 8.03 Claims. The provisions of this Section 8.03 shall be subject to Section 8.04. As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, the indemnified party (the "Indemnified Party") shall promptly give written notice to the indemnifying party (the "Indemnifying Party") of such claim and the amount the Indemnified Party believes it will be entitled to receive hereunder in indemnification from the Indemnifying Party under this Article VIII in respect of such claim; provided, that the failure of the Indemnified Party to promptly give such notice shall not relieve the Indemnifying Party of its obligations except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. If the Indemnifying Party does not object in writing to such indemnification claim within thirty (30) days of receiving written notice thereof, the Indemnified Party shall be entitled to recover, on the sixtieth
(60th) day after such written notice was given, from the Indemnifying Party the amount of such claim, and no later objection by the Indemnifying Party shall be permitted; if the Indemnifying Party agrees that it has an indemnification obligation but objects that it is obligated to pay only a lesser amount, the Indemnified Party shall nevertheless be entitled to recover from the Indemnifying Party, on the sixtieth (60th) day after such notice was given, the lesser amount, without prejudice to the Indemnified Party's claim for the difference. In addition to the amounts recoverable by the Indemnified Party from the Indemnifying Party pursuant to the foregoing provisions, the Indemnified Party shall also be entitled to recover from the Indemnifying Party interest on such amounts at the rate equal to the published prime rate at The Chase Manhattan Bank, New York, New York, from, and including, the sixtieth (60th) day after such notice of an indemnification claim is given to, but not including, the date such recovery is actually made by the Indemnified Party.

         SECTION 8.04 Notice and Defense of Third Party Claims. The Indemnified Party shall give written notice as promptly as is reasonably practicable to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person or entity not a party hereto in respect of which indemnity may be sought under Article VIII of this Agreement ("Third Party Claim"); provided that the failure of the Indemnified Party to promptly give such notice shall not relieve the Indemnifying Party of its obligations except to the extent (if any) that the Indemnifying Party shall have been prejudiced thereby. If the Indemnified Party does not promptly elect to defend or contest the Third Party Claim, then the Indemnifying Party, at its sole option (a) shall be free to assume and control the prosecution or defense of any such Third Party Claim in a reasonable manner, (b) may take all reasonably necessary steps to contest the Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement satisfactory to the Indemnifying Party, (c) shall notify the Indemnified Party of the progress of any such Third Party Claim, (d) shall permit the Indemnified Party, at the sole cost of such the Indemnified Party, to participate in such prosecution or defense, and (e) shall provide the Indemnified Party with reasonable access to all relevant information and documentation relating to the Third Party Claim and the Indemnifying Party's prosecution or defense thereof. In any case, the party not in control of the defense or prosecution of the Third Party Claim shall cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim. If, however, the Indemnified Party reasonably determines in its judgment that representation by the Indemnifying Party's counsel of both the Indemnifying Party and the Indemnified Party would present such counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and the Indemnifying Party shall pay the fees and disbursements of such separate counsel. Whether or not the Indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

         SECTION 8.05 Settlement or Compromise. None of the parties shall compromise or settle any Third Party Claim without the prior written consent of either LBSH and/or Buyer (if Parent, Servantis, and/or Seller controls and defends such Third Party Claim) or Parent, Servantis, and/or Seller (if LBSH and/or Buyer controls and defends such Third Party Claim), such consent not to be unreasonably withheld. The person controlling the defense of such Third Party Claim will give the other person at least twenty (20) days' notice of any proposed settlement or compromise of any Third Party Claim for which it is controlling the defense.

         SECTION 8.06  Limitations on Indemnification.

              (a) Basket. Any indemnification pursuant to this Agreement shall be subject to the requirement that no claim may be made until the aggregate amount of Losses exceeds $250,000, after which time claims for indemnification may be made for the aggregate amount of all Losses in excess of $150,000 subject to the terms, conditions and limitations set forth herein.

              (b) Maximum Liability. The total and maximum aggregate lifetime liability of the Selling Companies as a group and Buyer and LBSH as a group under this Article VIII shall not exceed a dollar amount equal to one hundred percent (100%) of the Purchase Price.

              (c) Deadline for Indemnity Claims. The Indemnifying Party shall have no liability with respect to any matter or claim for indemnification hereunder, unless the Indemnified Party notifies the Indemnifying Party in accordance with this Article VIII no later than the close of business on the first (1st) anniversary of the Closing Date of a claim for indemnification hereunder; provided, however, that such limitation shall not apply in any matter involving intentional misrepresentation or fraud on the part of the Indemnifying Party; provided, however, that (i) a claim of indemnification for Loss suffered as a result of a material breach of the representation and warranty under Section 4.01(q) shall survive until the expiration of the applicable statute of limitations with respect to Taxes; and (ii) a claim of indemnification for Loss in connection with a shareholder suit brought by LBSH's shareholders in connection with the Circular to the extent that such suit arises out of information supplied to LBSH by the Selling Companies which is materially untrue or misleading or out of failure to state a material fact shall survive until the close of business on the second (2nd) anniversary of the Closing Date.

                                   ARTICLE IX

              NONCOMPETITION AGREEMENT; NONSOLICITATION AGREEMENT

         SECTION 9.01 Noncompetition Agreement. Except as provided in Section
9.02 below, during the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, except with Buyer's prior written consent, the Selling Companies shall not, directly or indirectly, own or operate a business worldwide comprising the provision or licensing of a Recovery Management System which automates the processes required to legally recover debts that have been written off (a "Competing Business"). The business of the RMS Division Business is conducted through the whole United States and worldwide. Buyer intends to continue this following the Closing. The parties believe that the foregoing covenant is reasonable in its duration and extent and necessary to allow customers and immediate prospects of the RMS Division Business to become attached to Buyer and therefore to prevent the impairment of the goodwill of the RMS Division Business transferred hereby.

         SECTION 9.02 Exception. The ownership by the Selling Companies or any subsidiary or affiliate controlled by Parent, Servantis, and/or Seller of not more than five percent (5%) in the aggregate of the outstanding securities of any public company shall not, by itself, constitute a breach of the noncompetition agreement in Section 9.01, even if such public company competes with Buyer or engages in a Competing Business.

         SECTION 9.03 No Objection or Defense. The Selling Companies expressly waive any objection to or defense regarding the scope, duration or geographic area of the restriction on competition set forth in this Article IX.

         SECTION 9.04 Enforcement of Noncompetition Agreement. The Selling Companies expressly acknowledge that it would be extremely difficult to measure the damage that might result from any breach of the noncompetition agreements in this Article IX, and that any such breach will result in irreparable injury to Buyer for which money damages could not adequately compensate. If a breach of the noncompetition agreements in this Article IX occurs, then Buyer shall be entitled, in addition to all other rights or remedies that it may have at law or in equity to have an injunction issued by any competent court enjoining and restraining Parent, Servantis, and/or Seller and all other persons involved therein from continuing such breach. The existence of any claim or cause of action that Parent, Servantis, and/or Seller or any such other person may have against Buyer shall not constitute a defense or bar to the enforcement of any of the noncompetition agreements under this Article IX.

         SECTION 9.05 Early Termination of Noncompetition Agreement. In the event that Parent, Servantis, and/or Seller is merged or consolidated with, or a majority of Parent's, Servantis', and/or Seller's voting stock or all or substantially all of Parent's, Servantis', and/or Seller's assets are acquired by, a person, corporation or other party who, at the time of such merger, consolidation, stock or asset acquisition, is engaged in a Competing Business, then upon the consummation of such merger, consolidation, sale, acquisition or similar business combination, all Parent's, Servantis', and/or Seller's obligations, duties and covenants under this Article IX shall automatically immediately terminate and expire.

         SECTION 9.06 Effect on Acquiror. In the event that Parent, Servantis, and/or Seller is merged or consolidated with, or a majority of Parent's, Servantis', and/or Seller's voting stock or all or substantially all of Parent's, Servantis', and/or Seller's assets are acquired by, a person, corporation or other party (the "Acquiror"), and the provisions of Section 9.05 do not apply, then the Acquiror shall not be bound by or obligated under any of Parent's, Servantis', and/or Seller's obligations or duties under this Article IX.

         SECTION 9.07 Nonsolicitation Agreement.

              (a) During the period beginning on the Effective Date of this Agreement and ending on the earlier of (i) the termination of this Agreement pursuant to Section 7.01 above and (ii) twelve (12) months after the Closing Date, none of the Selling Companies or their affiliates will actively solicit any of the RMS Division Business employees employed by Buyer, LBSH, or their affiliates or knowingly employ such persons.

              (b) Except as permitted by Section 2.02 hereof, during the period beginning on the Effective Date of this Agreement and ending on the earlier of
(i) the termination of this

Agreement pursuant to Section 7.01 above and (ii) twelve (12) months after the Closing Date, neither Buyer, LBSH, nor any of their affiliates will actively solicit any employees of the any of the Selling Companies or their affiliates.

                                   ARTICLE X

                                 MISCELLANEOUS

         SECTION 10.01 No Survival of Representations and Warranties. Except as otherwise provided in this Agreement and Article VIII in particular, the representations and warranties of Parent, Servantis, Seller, LBSH, and Buyer contained herein shall not survive the Closing.

         SECTION 10.02 Interpretation of Representations and Warranties. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied. Exceptions or qualifications to any such representation or warranty shall qualify, and shall be exceptions to, any other representation or warranty.

         SECTION 10.03 Expenses, Etc. Whether or not the transactions contemplated by this Agreement are consummated, neither LBSH and Buyer, on the one hand, and Parent, Servantis, and Seller, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts. LBSH and Buyer, on the one hand, and Parent, Servantis, and Seller, on the other hand, shall indemnify the other and hold it harmless from and against any claims for finders' fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding between such indemnifying party and any third party.

         SECTION 10.04 Publicity; Confidentiality. LBSH, Buyer, Parent, Servantis, and Seller agree that this Agreement and the exchange of information pursuant thereto is confidential and they will not disclose or issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other parties, which will not be unreasonably withheld, except that LBSH, Buyer, Parent, Servantis, or Seller may make such public disclosure that it believes in good faith to be required by law or any applicable rules and regulations of a national or foreign securities exchange or the NASD (in which event such party shall consult with the others prior to making such disclosure). Subject to the limitations of Article IX, following Closing, the Selling Companies shall continue to retain in confidence and not use business and technical information relating to the RMS Division Business sold to Buyer pursuant to this Agreement.

         SECTION 10.05 Execution in Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 10.06 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, or mailed by registered or certified mail, postage prepaid, and shall be deemed given upon receipt, as follows:

         If to Parent, Servantis, and/or Seller, to:

                  CHECKFREE CORPORATION
                  4411 East Jones Bridge Road
                  Norcross, Georgia USA 30092
                  Telecopy Number:  (770) 417-1149
                  Attention:        Peter F. Sinisgalli
                                    Chief Operating Officer

         with  copies to:

                  CHECKFREE CORPORATION
                  4411 East Jones Bridge Road
                  Norcross, Georgia USA 30092
                  Telecopy Number:  (770) 417-1149
                  Attention:        Allen L. Shulman, Esq.
                                    General Counsel

                  and

                  PORTER, WRIGHT, MORRIS & ARTHUR
                  41 South High Street
                  Columbus, Ohio USA 43215
                  Telecopy Number:  (614)  227-2100
                  Attention:        Curtis A. Loveland, Esq.

         If to Buyer or LBSH, to:

                  LBSS, INC.
                  2550 W. Tyvola Road, Suite 460
                  Charlotte, North Carolina USA 28217
                  Telecopy Number: (704) 357-6422
                  Attention:        Gordon Crawford
                                    Chairman
         with copies to:

                  PARKER, POE, ADAMS & BERNSTEIN LLP
                  2500 Charlotte Plaza
                  Charlotte, North Carolina 28244
                  Telecopy Number:  (704) 334-4706
                  Attention:  Tom Watson, Esq.

                  and

                  TRAVERS SMITH BRAITHWAITE
                  10 Snow Hill
                  London, United Kingdom EC1A 2AL
                  Telecopy Number: 011-44-171-236-3728
                  Attention:        Alistair Wilson, Esq.

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

         SECTION 10.07 Waivers. LBSH and Buyer, on the one hand, and Parent, Servantis, and Seller, on the other hand, may, by written notice to the other,
(a) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any of the conditions of the other contained in this Agreement; or (d) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         SECTION 10.08 Amendments, Supplements, Etc. At any time, this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all of the parties hereto.

         SECTION 10.09 Entire Agreement. This Agreement and its schedules and exhibits, and the documents to be executed or delivered at the Closing Date in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

         SECTION 10.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, U.S.A. without regard to conflict of laws principles.

         SECTION 10.11 Jurisdiction. In any action between or among any of the parties, whether arising out of this Agreement or otherwise, (a) the parties shall bring such suit only in the federal and state courts located in the State of Ohio and each of the parties irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Ohio; (b) if any such action is commenced in a state court located in the State of Ohio, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in the State of Ohio; (c) each of the parties irrevocably waives the right to trial by jury; (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, with a copy to be sent by national overnight courier service, to the address at which such party is to receive notice in accordance with Section 10.06; and (e) the prevailing parties shall be entitled to recover their reasonable attorney's fees and court costs from the other parties. Subsections (a) and (b) above shall not apply to any action with respect to a breach or claimed breach under Article IX above; provided, however, the parties agree to bring such action in any appropriate jurisdiction and venue in the United States.

         SECTION 10.12 Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except for the provisions of Section 7.03 and Article VIII hereof, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         SECTION 10.13 Assignability. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

         SECTION 10.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

         SECTION 10.15 Variation and Amendment. This Agreement may be varied or amended at any time before or after the approval and adoption of this Agreement by the shareholders of LBSH by action of the respective Boards of Directors of LBSH, Buyer, Parent, Servantis, and Seller.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

                                   CHECKFREE CORPORATION

                                   By: /s/ Peter F. Sinisgalli
                                       ----------------------------------------
                                   Peter F. Sinisgalli, Chief Operating Officer

                                   SERVANTIS SYSTEMS HOLDINGS, INC.

                                   By: /s/ Peter F. Sinisgalli
                                       ----------------------------------------
                                   Peter F. Sinisgalli, Executive Vice President

                                   SERVANTIS SYSTEMS, INC.

                                   By: /s/ Peter F. Sinisgalli
                                       ----------------------------------------
                                   Peter F. Sinisgalli, Executive Vice President

                                   LONDON BRIDGE SOFTWARE HOLDINGS PLC

                                   By: /s/ Gordon Crawford
                                       ----------------------------------------
                                   Gordon Crawford, Chairman

                                   LBSS, INC.

                                   By: /s/ Gordon Crawford
                                       ----------------------------------------
                                   Gordon Crawford, Chairman